Filed Pursuant to Rule 433

Registration Statement 333-216060

October 31, 2017

Amgen Inc.

PRICING TERM SHEET

Dated October 31, 2017

$1,000,000,000 3.200% Senior Notes due 2027

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated October 31, 2017, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:	$1,000,000,000 aggregate principal amount

Maturity Date:	November 2, 2027

Coupon:	3.200% per annum, accruing from and including November 2, 2017

Price to Public:	99.601% of principal amount Plus accrued interest from and including November 2, 2017, if settlement occurs after such date.

Yield to Maturity:	3.247%

Treasury Benchmark:	2.250% due August 15, 2027, yield to maturity 2.372%

Spread to Benchmark:	87.5 bps

Interest Payment Dates:	November 2 and May 2 of each year, beginning on May 2, 2018.

Reinvestment Rate (for make whole call):

15 bps

plus the weekly yield for the most recent week set forth in the most recent Statistical Release for the constant maturity U.S. Treasury security (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid.

Trade Date:	October 31, 2017

Settlement Date:	November 2, 2017 (T+2)

CUSIP:	031162 CQ1

ISIN:	US031162CQ15

Denominations:	$2,000 x $1,000

Ratings:	Moody’s: Baa1 S&P: A

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC BNP Paribas Securities Corp. RBC Capital Markets, LLC UBS Securities LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Academy Securities, Inc.

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 14, 2017) and a prospectus supplement dated as of October 31, 2017 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) J.P. Morgan Securities LLC collect at 1-212-834-4533, (ii) Morgan Stanley & Co. LLC at 866-718-1649, and (iii) BNP Paribas Securities Corp. at 800-854-5674.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s and S&P. Each of the security ratings above should be evaluated independently of any other security rating.

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